Exhibit 10.24
A G C O C O R P O R A T I O N
DIRECTOR COMPENSATION
for
NON — EMPLOYEE DIRECTORS
(as of January 1, 2011)

Retainers (1)	USD
Annual Lead Director Retainer (paid only to Lead Director):	30,000
Annual Director Base Retainer (applies to all Directors):	90,000
Annual Committee Chairperson Retainer: (except Audit Committee and Compensation Committee Chair)	15,000
Annual Audit Committee Chairperson Retainer:	25,000
Annual Compensation Committee Chairperson Retainer:	20,000

Additional Compensation
Annual AGCO Stock Grant Award (2)	100,000
In addition, the Company will reimburse directors for the reasonable out-of-pocket expense incurred in the attendance of the meeting.

A G C O C O R P O R A T I O N
DIRECTOR COMPENSATION
for
NON — EMPLOYEE DIRECTORS
(as of January 1, 2011)
Notes:
1)	Payments of annual retainers are made in accordance with the following provisions:
I)	Annual Retainers are paid quarterly in four installments (for ease of calculation purposes quarters are divided into 90 days with a 360 day year).

II)	Annual Retainers accrue as of the first day of each calendar quarter based on the Board and Committee Membership Roster in effect on that date.

III)	Annual Retainers are paid in advance during the first month of the given calendar quarter (e.g., January for the first quarter).

IV)	Changes to Board and Committee Memberships (including Chairpersons) will be reviewed and adjustments made to current quarter’s retainer amounts (up or down).

V)	Any changes in the Retainer amounts due for the current quarter will be reflected in the ensuing quarter’s retainer payment.
2)	Terms applicable to the Stock Grant Award are defined in the Plan Document. The stock grant equivalent to USD 100,000 is based on closing price on the day of the Annual Shareholder’s ’meeting.